UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Form 8-K

Current Report
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  03/29/2006

MONITRONICS INTERNATIONAL, INC.
(Exact name of registrant as specified in its charter)

Commission File Number:  333-110025

Texas	742719343
(State or other jurisdiction of	(IRS Employer
incorporation)	Identification No.)

2350 Valley View Lane, Suite 100, Dallas, Texas 75234
(Address of principal executive offices, including zip code)

(972) 243-7443
(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
[  ]   Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ]   Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[  ]   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[  ]   Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Information to be included in the report

Item 1.01.    Entry into a Material Definitive Agreement

Amendment to Credit Facility. On March 29, 2006, the Company entered into a third amendment to its $320 million Credit Agreement dated August 25, 2003, as previously amended by the First Amendment to the Credit Agreement dated July 14, 2004 and a Second Amendment to Credit Agreement dated as of March 28, 2005, (as amended, the "Credit Agreement") between various Lenders, Bank of America, N.A., as successor by merger to Fleet National Bank, as administrative agent for the Credit Parties, and Bank of America, N.A., as syndication agent for the credit parties. The amendment (the "Amendment") increased the Company's capital expenditure limit for the fiscal year ending June 30, 2006 to $6,500,000 and permits the Company to carry forward any permitted unused capital expenditures from the fiscal year ended June 30, 2006 to the fiscal year ended June 30, 2007.

Waiver Agreement. In connection with the Amendment, the Company entered into a Waiver Agreement with Northwestern Mutual Life Insurance Company ("NML"). NML agreed to waive the provision, under the Subordinated Note and Warrant Purchase Agreement dated January 18, 2002 (as amended, "the Purchase Agreement), which limits the amount of capital expenditures made by the Company during the fiscal year ending June 30, 2006 provided the aggregate amount of capital expenditures does not exceed $6,500,000 and the Company may carry forward any permitted but unused capital expenditures from fiscal year ending June 30, 2006 to fiscal year ended June 30, 2007.

Item 9.01.    Financial Statements and Exhibits

(c.) Exhibits

10.1    Third Amendment to Credit Agreement, dated March 29, 2006 by and among Monitronics International, Inc., the lenders (named therein), Bank of America, N.A., as successor by merger to Fleet National Bank, as administrative agent for each of the other credit parties thereto, and Bank of America, N.A., as syndication agent for each of the other credit parties thereto

10.2 Waiver Agreement, dated March 28, 2006 by and among Monitronics International, Inc. and Northwestern Mutual Life Insurance Company

Signature(s)

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MONITRONICS INTERNATIONAL, INC.

Date: April 04, 2006	By:	/s/ Stephen M. Hedrick
Stephen M. Hedrick
Vice President, Finance, and Treasurer

Exhibit Index

Exhibit No.	Description
EX-10.1	Third Amendment to Credit Agreement, dated March 28, 2006
EX-10.2	Waiver Agreement, dated March 28, 2006 by and between Monitronics International, Inc. and The Northwestern Mutual Life Insurance Company